Exhibit 99.1

Cortex Pharmaceuticals, Inc. Announces Publication of Research Results on the Use of Ampakines CX1739 and CX717 in the Treatment of Respiratory Disorders

Company Focusing on Strategic Research Initiatives Involving Respiratory Disorders

Glen Rock, N.J., May 4, 2015/Globe Newswire - Cortex Pharmaceuticals, Inc. (CORX) (“Cortex” or the “Company”) announces the recent publication of two key scientific papers co-authored by the Chairman of the Company’s Scientific Advisory Board, Dr. John Greer, Ph.D. that show the positive effects of the Company’s ampakines CX1739 and CX717 in treating respiratory distress in a perinatal premature rat pup model and a genetic mouse model of Pompe Disease. Cortex is a leader in developing drugs for respiratory disorders, particularly sleep apnea (both obstructive and central) and drug-induced respiratory depression.

Premature infants exhibit frequent apneic events and have weak endogenous respiratory drive, which are some of the most persistent and troubling problems in neonatal intensive care. Apnea of prematurity occurs in varying degrees in more than 85% of infants who are born at less than 34 weeks of gestation. In a paper entitled “Ampakines Enhance Weak Endogenous Respiratory Drive and Alleviate Apnea in Perinatal Rats” in the American Journal of Respiratory and Critical Care Medicine, Volume 191, Number 6, March 15, 2015 (http://www.atsjournals.org/doi/abs/10.1164/rccm.201410-1898OC#.VUT7oPlVhBc), Ren, Ding and Greer describe experiments in perinatal rats that demonstrate increased inspiratory drive in response to Cortex’s ampakine CX1739. The authors report that CX1739 reduces apneas and improves ventilation in perinatal rats, providing pharmacologic evidence that CX1739 should be considered for development to treat this indication, which is currently a poorly met clinical need.

In an editorial review in the same journal, Dr. Christopher G. Wilson, Ph.D., Department of Pediatrics and Center for Perinatal Biology, Loma Linda University, writes of the results, “according to these data, the ampakine CX1739 is a promising candidate for replacing or enhancing caffeine therapy in neonates. Further preclinical and clinical trials focused on the use of CX1739 in the neonatal intensive care unit are the next logical benchmark.”

In another publication entitled “Ampakines Stimulate Respiratory Motor Output and Ventilation in a Murine Model of Pompe Disease,” in the American Journal of Respiratory Cell and Molecular Biology, January 8, 2015 (http://www.ncbi.nlm.nih.gov/pubmed/?term=greer+pompe+CX717), ElMallah, Greer, Fuller, et al, describe experiments in which CX717, another of the Company’s ampakines, stimulates respiratory neuromotor output and ventilation in a genetic mouse model of Pompe Disease, suggesting that ampakines may have potential as an adjunctive therapy in Pompe Disease.

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452
www.cortexpharm.com

Dr. John Greer, Ph.D., Head of the Neuroscience and Mental Health Institute at the University of Alberta, and a co-author on both publications, has dedicated his research to understanding the basic mechanisms of breathing and discovering the use of ampakines to promote respiration. Dr. Greer is the inventor of the use patents licensed by Cortex for the use of ampakines that the Company is developing for the treatment of drug-induced respiratory depression and central and mixed-sleep apnea. “The low-impact ampakines that we are studying, CX717, CX1739 and CX1942, have the potential to treat a wide variety of respiratory disorders that have few, if any, treatment options,” said Dr. Greer. “We are pleased to see that our work is leading to the development of clinically meaningful compounds that have the potential to help patients breath.”

“These publications by our research partners at the University of Alberta and the University of Florida demonstrate the Company’s commitment to basic research in respiratory disorders,” said Richard Purcell, Senior Vice President of Research and Development for Cortex. “We are nearly ready to initiate our Phase 2 clinical program with the ampakine CX1739 in the prevention of respiratory depression caused by opiates and propofol, and we are excited about the opportunity to expand our development efforts in respiratory care, guided by these scientific discoveries.”

About Cortex Pharmaceuticals, Inc.

Cortex Pharmaceuticals, Inc. is a biopharmaceutical company currently engaged in the discovery and development of drugs for the treatment of respiratory disorders. Drug candidates are currently derived from two platforms, as described below.

The first platform is a class of compounds known as ampakines that act as positive allosteric modulators of AMPA glutamate receptors. Several ampakines in both oral and injectable form are being developed by Cortex for the treatment of drug induced respiratory depression caused by opiates and anesthetics. In preclinical and clinical studies, such drugs have shown preliminary efficacy in central sleep apnea and restored normal respiration without altering the analgesic effects of opiates or the anesthetic effects of drugs such as propofol. The Company’s compounds belong to a new generation of ampakines that do not display the undesirable side effects displayed by previous compounds.

The second platform is the class of compounds known as cannabinoids, in particular, dronabinol. In a double-blind, placebo-controlled, dose-ascending Phase 2A clinical study conducted by the Company, dronabinol significantly improved measures of sleep apnea in a group of patients with obstructive sleep apnea. A larger 120 patient, double-blind, placebo-controlled Phase 2B clinical study is currently being conducted by the University of Illinois and is being funded by the National Institutes of Health.

Additional information about Cortex and the matters discussed herein can be obtained on the Company’s website at www.cortexpharm.com or in the Company’s filings on EDGAR at www.sec.gov.

Special Note Regarding Forward-Looking Statements: Certain statements included or incorporated by reference in this news release, including information as to the future financial or operating performance of the Company and its drug development programs, constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “continue,” “budget,” “estimate,” “may,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding future plans, targets, estimates and assumptions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Due to these various risks and uncertainties, actual events may differ materially from current expectations. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date of this news release and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

Company Contact:

Jeff Margolis
Vice-President and Secretary

Telephone: (917) 834-7206
E-mail: jmargolis@cortexpharm.com

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com